Filed Pursuant to Rule 424(b)(5)

Registration No. 333-155767

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Golden Star Resources Ltd. at 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, United States, Telephone: (303) 830-9000, email: info@gsr.com, and are also available electronically at www.sedar.com.

Short Form Prospectus

New Issue	December 10, 2009

GOLDEN STAR RESOURCES LTD.

U.S.$75,000,000

20,000,000 Common Shares

Golden Star Resources Ltd. (“Golden Star”, the “Company”, “we”, “us” or “our”) hereby offers, and this short form prospectus qualifies the distribution of, 20,000,000 of our common shares (the “Common Shares”) to be sold at a price of U.S.$3.75 per Common Share. Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “GSC”, on the NYSE AMEX Equities (the “NYSE Amex”) under the symbol “GSS” and on the Ghana Stock Exchange (the “GSE”) under the symbol “GSR”. On December 3, 2009, prior to the pricing of this offering, the closing price of our Common Shares on the TSX was Cdn.$4.45 and on the NYSE Amex was U.S.$4.19, and on December 9, 2009 the closing price of our Common Shares on the TSX was Cdn.$3.73 and on the NYSE Amex was U.S.$3.58. We have applied to list the Common Shares on the TSX and the NYSE Amex. The TSX has conditionally approved the listing of the Common Shares, subject to the Company fulfilling the listing requirements of the TSX on or before March 4, 2010. Listing will be subject to our fulfillment of all of the listing requirements of the TSX and the NYSE Amex, respectively.

Price: U.S.$3.75 per Common Share

	Price to the Public	Underwriters’ Fee	Net Proceeds to Golden Star(1)
Per Common Share	U.S.$3.75	U.S.$0.16875	U.S.$3.58125
Total(2)	U.S.$75,000,000	U.S.$3,375,000	U.S.$71,625,000

Notes:

(1)	Before deducting expenses of this offering, estimated to be U.S.$750,000, which will be paid from the proceeds of the sale of the Common Shares.
(2)

We have granted to the Canadian Underwriters (as defined below) an option (the “Over-Allotment Option”), exercisable in whole or in part for a period of 30 days following the closing of the offering, to purchase from us up to an additional 3,000,000 Common Shares, representing 15% of the aggregate Common Shares issued upon the closing of the offering, at the same price and on the same terms as set out above, to cover over- allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public, underwriters’ fee and net proceeds to Golden Star (before estimated offering expenses) will be U.S.$86,250,000, U.S.$3,881,250 and U.S.$82,368,750, respectively. This short form prospectus qualifies the distribution of the Over-Allotment Option and the additional Common Shares issuable upon the exercise of the Over-Allotment Option. See “Plan of Distribution”. A purchaser who acquires Common Shares forming part of the Over-Allotment Option acquires those Common Shares under this short form prospectus regardless of whether the over-allotment is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Underwriters’ Position	Maximum number of securities held	Exercise period	Exercise price
Over-Allotment Option	3,000,000 Common Shares	30 days following closing of the offering	U.S.$3.75 per Common Share
Total securities under option	3,000,000 Common Shares	30 days following closing of the offering	U.S.$3.75 per Common Share

The Common Shares offered under this short form prospectus involve a high degree of risk. Prior to subscribing for Common Shares, potential purchasers should carefully consider certain risk factors. See “Risk Factors”.

None of the Canadian securities regulatory authorities, the United States Securities and Exchange Commission nor any United States state securities commission or other regulatory body has approved or disproved these securities, or determined if this short form prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

While Golden Star is a Canadian corporation, substantially all of its assets are located outside of Canada and the United States, and its head office is located in the United States. Accordingly, it may not be possible for purchasers of Common Shares to collect judgments obtained in the Canadian courts predicated on the civil liability provisions of Canadian or U.S. securities legislation. See “Risk Factors”.

BMO Nesbitt Burns Inc., Wellington West Capital Markets Inc. and Macquarie Capital Markets Canada Ltd. (the “Canadian Underwriters”), as principals, conditionally offer the Common Shares in each of the provinces of Canada other than Québec, and those Common Shares which are initially offered in the United States and which are subsequently acquired by transfer from the U.S. Agents (as defined below), if any, subject to prior sale, if, as and when issued by us and accepted by the Canadian Underwriters in accordance with the conditions contained in the Canadian underwriting agreement dated as of December 4, 2009 referred to under “Plan of Distribution”, and subject to the approval of certain legal matters on our behalf by Fasken Martineau DuMoulin LLP and on behalf of the Canadian Underwriters by Stikeman Elliott LLP.

The Common Shares are being offered concurrently in the United States on a best efforts basis, with no minimum number or dollar amount requirement, pursuant to an agency agreement dated as of December 4, 2009 among BMO Capital Markets Corp., Wellington West Capital Markets (USA) Inc. and Macquarie Capital Markets North America Ltd. (the “U.S. Agents”) and the Company, and in Canada on a firm commitment underwritten basis for 100% of the Common Shares offered hereunder, with the number of Common Shares to be reduced by the number of Common Shares sold in the United States, pursuant to the Canadian underwriting agreement among the Canadian Underwriters and us. The Canadian Underwriters and the U.S. Agents are collectively referred to as the “underwriters”.

Subscriptions will be received subject to rejection or allotment in whole or part and the right is reserved to close the subscription books at any time without notice. It is expected that definitive certificates evidencing the Common Shares will be available for delivery at the closing of the offering, which is expected to occur on or about December 17, 2009 or such later date as we and the underwriters may agree but, in any event, not later than January 15, 2010. The Common Shares are to be taken up by the Canadian Underwriters, if at all, on or before a date not less than 42 days after the date of the receipt for the short form prospectus. The offering price of the Common Shares offered hereunder was determined by negotiation between us and the underwriters. The underwriters may effect transactions intended to stabilize or maintain the market price for the Common Shares at levels above those that might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

Golden Star’s head office is located at 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, United States. Our registered office is located at 66 Wellington Street West, Suite 4200, P.O. Box 20, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1N6.

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ELIGIBILITY FOR INVESTMENT

In the opinion of Fasken Martineau DuMoulin LLP, Canadian counsel to Golden Star, and Stikeman Elliott LLP, Canadian counsel to the underwriters, provided the Common Shares are listed on a designated stock exchange (which includes the TSX), the Common Shares, if issued on the date hereof, would be “qualified investments” under the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts, all within the meaning of the Tax Act.

The Common Shares, if issued on the date hereof, would not be, on such date, a “prohibited investment” for a trust governed by a tax-free savings account provided the holder of the tax-free savings account deals at arm’s length with Golden Star for purposes of the Tax Act and does not have a significant interest (within the meaning of the Tax Act) in Golden Star or in any person or partnership with which Golden Star does not deal at arm’s length for purposes of the Tax Act. Generally, a holder will not have a significant interest in Golden Star unless the holder and/or persons not dealing at arm’s length with the holder, owns directly or indirectly 10% or more of the issued shares of any class of the capital stock of Golden Star or of a corporation related to Golden Star. Holders of trusts governed by a tax-free savings account should consult their own tax advisors to ensure the Common Shares would not be a prohibited investment in their particular circumstances.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with securities regulatory authorities in the provinces of Canada are specifically incorporated by reference in, and form an integral part of, this short form prospectus:

(i)	the Annual Report on Form 10-K of Golden Star, for the fiscal year ended December 31, 2008, which includes the audited consolidated annual financial statements of Golden Star for the financial year ended December 31, 2008, together with the auditor’s report thereon and management’s discussion and analysis of financial condition and results of operations of Golden Star for that period (the “Annual Report”);

(ii)	the Quarterly Reports on Form 10-Q of Golden Star for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, which include the unaudited consolidated financial statements of Golden Star for each of such periods, together with management’s discussion and analysis of financial condition and results of operations of Golden Star for each such period;

(iii)	the Current Reports on Form 8-K of Golden Star dated May 1, 2009, as filed with the United States Securities and Exchange Commission (the “SEC”) on May 5, 2009; dated June 26, 2009, as filed with the SEC on July 1, 2009; and dated December 4, 2009, as filed with the SEC on December 4, 2009; and

(iv)	the Management Information Circular of Golden Star dated March 11, 2009 relating to Golden Star’s annual general meeting of common shareholders held on May 7, 2009.

Any document of the type referred to in the preceding paragraphs (excluding confidential material change reports) filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this short form prospectus and before completion of the distribution of the Common Shares qualified hereunder, will be deemed to be incorporated by reference into this short form prospectus.

Any statements contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained or incorporated in this short form prospectus or in any subsequently filed document that also

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is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded the prior statement or include any other information set forth in the document or statement that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated by reference may be obtained on request without charge from the Secretary of Golden Star Resources Ltd. at 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, United States, Telephone: (303) 830-9000, email: info@gsr.com, and are also available electronically at www.sedar.com.

You should rely only on information contained in or incorporated by reference in this short form prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this short form prospectus. Information on any of the websites maintained by us does not constitute a part of this short form prospectus or the U.S. Prospectus (as defined below).

We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

CURRENCY AND EXCHANGE RATE AND GAAP INFORMATION

We report in United States dollars. Accordingly, all references to “$”, “U.S.$” or “United States dollars” in this short form prospectus refer to United States dollars unless otherwise indicated. References to “Cdn.$” or “Canadian dollars” are used to indicate Canadian dollar values.

The noon rate of exchange on December 9, 2009 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn.$1.00 equals U.S.$0.9477 and the conversion of United States dollars into Canadian dollars was U.S.$1.00 equals Cdn.$1.0552.

References to “GH¢” or “Ghanaian Cedis” are used to indicate values in Ghanaian Cedi. The noon rate of exchange on December 9, 2009 as reported by the Bank of Canada for the conversion of Canadian dollars into Ghanaian Cedi was Cdn.$1.00 equals GH¢1.3541 and the conversion of Ghanaian Cedi into Canadian dollars was GH¢1.00 equals Cdn.$0.7385.

Our financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada, which we refer to as Canadian GAAP. We provide certain information reconciling our financial information with GAAP in the United States, which we refer to as US GAAP.

NON-GAAP FINANCIAL MEASURES

In this short form prospectus, we use the terms “total operating cost per ounce”, “total cash cost per ounce” and “cash operating cost per ounce” which are considered Non-GAAP financial measures as defined in SEC Regulation S-K Item 10 under the United States Securities Exchange Act of 1934, as amended, and under applicable Canadian securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Canadian GAAP or US GAAP. See Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Quarterly Report on Form 10-Q for the period ended September 30, 2009 for an explanation of these measures.

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FORWARD-LOOKING STATEMENTS

This short form prospectus and the documents incorporated by reference in this short form prospectus contain certain forward-looking statements with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions (including negative and grammatical variations) identify forward-looking statements.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this short form prospectus.

These statements include comments regarding: anticipated attainment of gold production rates; production and cash operating cost estimates for 2009; anticipated commencement dates of mining and production at Prestea South; expected PFIC (as defined below) status in 2009 and in the future; our anticipated investing and exploration spending during 2009; and identification of acquisition and growth opportunities.

The following, in addition to the factors described under “Risk Factors” in this short form prospectus, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	significant increases or decreases in gold prices;

•	losses or gains in mineral reserves from changes in operating costs and/or gold prices;

•	failure of exploration efforts to expand mineral reserves and non-reserve mineral resources around our existing mines;

•	unexpected changes in business and economic conditions;

•	inaccuracies in mineral reserves and non-reserves estimates;

•	changes in interest and currency exchange rates;

•	timing and amount of gold production;

•	unanticipated variations in ore grade, tonnes mined and crushed or milled;

•	unanticipated recovery or production problems;

•	effects of illegal mining on our properties;

•	changes in mining and processing costs, including changes to costs of raw materials, supplies, services and personnel;

•	changes in metallurgy and processing;

•	availability of skilled personnel, contractors, materials, equipment, supplies, power and water;

•	changes in project parameters or mine plans;

•	costs and timing of development of mineral reserves;

•	weather, including drought or excessive rainfall in West Africa;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	acquisitions and joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

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•	changes in regulatory frameworks or regulations affecting our operations, particularly in Ghana, where our principal producing properties are located;

•	local and community impacts and issues;

•	availability and cost of replacing mineral reserves;

•	timing of receipt and maintenance of government approvals and permits;

•	unanticipated transportation costs including shipping incidents and losses;

•	accidents, labor disputes and other operational hazards;

•	environmental costs and risks;

•	changes in tax laws;

•	unanticipated title issues;

•	competitive factors, including competition for property acquisitions;

•	possible litigation; and

•	availability of capital at reasonable rates or at all.

These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional risk factors elsewhere in this short form prospectus and in any documents incorporated by reference into this short form prospectus. Subject to the requirements of applicable laws, we undertake no obligation to update forward-looking statements.

ABOUT THIS SHORT FORM PROSPECTUS

This short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada other than Québec. This short form prospectus will also be filed as a form of prospectus supplement to the U.S. shelf prospectus (the “U.S. Prospectus”) attached as Appendix A hereto, included in a Registration Statement on Form S-3 filed by the Company with the SEC. The registration statement of which the U.S. Prospectus is a part became effective on March 31, 2009 with the SEC. The U.S. Prospectus refers to other securities in addition to Common Shares. Such other securities do not form part of this offering. Any statements contained in the U.S. Prospectus will be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained or incorporated in this short form prospectus or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded the prior statement or include any other information set forth in the U.S. Prospectus that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room located at Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge on the SEC’s web site at http://www.sec.gov and our filings with the Canadian securities regulators are available electronically at http://www.sedar.com.

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THE COMPANY

Name and Incorporation

Golden Star Resources Ltd. was established under the Canada Business Corporations Act on May 15, 1992 as a result of the amalgamation of South American Goldfields Inc., a corporation incorporated under the federal laws of Canada, and Golden Star Resources Ltd., a corporation originally incorporated under the Business Corporations Act (Alberta) on March 7, 1984 as Southern Star Resources Ltd. We are a reporting issuer or the equivalent in all provinces of Canada and the United States and file disclosure documents with the securities regulatory authorities in each of the provinces of Canada and the SEC in the United States.

Our principal office is located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127, and our registered office is located at 66 Wellington St. W., Suite 4200, P.O. Box 20, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario M5K 1N6. Golden Star’s fiscal year ends on December 31.

Intercorporate Relationships

The following diagram sets forth our inter-corporate relationships as at the date of this short form prospectus with our material subsidiaries, including the jurisdiction of incorporation or organization and our respective percentage ownership of each subsidiary:

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SUMMARY DESCRIPTION OF THE BUSINESS OF THE COMPANY

General

We are an international gold mining and exploration company, producing gold in Ghana, West Africa. We also conduct gold exploration in West Africa and South America. We own controlling interests in several gold properties in Southern Ghana.

Bogoso/Prestea

We own 90% of and operate the Bogoso/Prestea gold mining and processing operation, which consists of the adjoining Bogoso and Prestea properties located along the Ashanti Trend in southwestern Ghana. We hold the property under mining leases granted by the Government of Ghana, terminating from 2017 to 2031. Bogoso/Prestea consists of several open pit mines. We have a nominal 3.5 million tonnes per year processing facility at Bogosa/Prestea that uses bio–oxidation technology to treat refractory sulfide ore. In addition, Bogoso/Prestea has a carbon–in–leach processing facility which is suitable for treating oxide ores. Bogoso/Prestea produced and sold 170,499 ounces of gold in 2008 and 139,375 ounces of gold during the first nine months of 2009.

Wassa/HBB

We own 90% of and operate the Wassa open-pit gold mine and carbon-in-leach processing plant located approximately 35 kilometers east of Bogoso/Prestea. The design capacity of the carbon-in-leach processing plant at Wassa is nominally 3.0 million tonnes per annum but varies depending on the ratio of hard to soft ore. Wassa produced and sold 125,427 ounces of gold in 2008 and 164,041 ounces of gold during the first nine months of 2009. We also own the Hwini-Butre and Benso concessions, known as the “HBB properties”, located approximately 80 and 50 kilometers, respectively, south of Wassa. The Benso mine began shipping ore to Wassa late in 2008, and the Hwini-Butre mine began shipping ore to Wassa in April 2009. We hold the Wassa/HBB properties under mining leases expiring in 2022 (Wassa), 2012 (Hwini-Butre), and 2011 (Benso), respectively.

Development Projects

Prestea South

Prestea South development continues to be on hold pending receipt of environmental permits. Prestea South oxide ore will be transported to Bogoso when mining begins and processed through the Bogoso oxide plant and Prestea South sulfide ore will be processed through the Bogoso sulfide plant. Subject to the receipt of environmental permits, we expect to begin mining Prestea South ores in 2010.

Prestea Underground

We own 81% of the Prestea Underground, a currently inactive underground gold mine and associated support facilities located on the Prestea property. We hold the Prestea Underground property under a mining lease expiring in 2031.

Exploration

In addition to our gold mining and development activities, we actively explore for gold. We hold interests in several gold exploration projects in Ghana and elsewhere in West Africa including Sierra Leone, Burkina Faso, Niger and Côte d’Ivoire. We are also evaluating gold properties in Brazil. We invested approximately U.S.$15.8 million on exploration activities during 2008 and plan to spend approximately U.S.$10 million on exploration activities during 2009. The main focus of our exploration through the third quarter of 2009 has been primarily on resource definition drilling in and around mining leases in Ghana and on the evaluation of portions of the HBB properties outside of current mining areas. In the fourth quarter, we are continuing exploration on the HBB and Bogoso/Prestea properties and in Brazil.

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2009 Production and Cash Operating Costs

We estimate 2009 Bogoso/Prestea gold production will total 190,000 ounces at an average cash operating cost of U.S.$685 per ounce, and we expect Wassa to produce approximately 215,000 ounces during 2009 at an average cash operating cost of U.S.$460 per ounce, for total production of approximately 405,000 ounces at an average cash operating cost of approximately U.S.$565 per ounce.

Interest of Government of Ghana

In accordance with the Ghanaian Minerals and Mining Act, 2006 (Act 703), the Government of Ghana has a 10% free carried interest in the mineral operations of mining companies, under which it receives 10% of any future dividends from the subsidiaries owning our properties in Ghana, following repayment of all capital, and has no obligation to contribute development or operating expenses. The carried interest comes into existence at the time the Government issues a mining lease. As such, the Government of Ghana currently has a 10% carried interest in our subsidiaries that own the Bogoso/Prestea mine, the Wassa/HBB mine and a 19% carried interest in the Prestea Underground property in Ghana.

The Government of Ghana also has the right to acquire a special share or “golden share” in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree, and a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. A “golden share” carries no voting rights and does not participate in dividends, profits or assets.

The Government of Ghana also receives a royalty based on total revenues earned from the properties subject to the mining leases. For the last three years, we have paid a royalty equal to 3% of our revenues from Bogoso/Prestea and Wassa/HBB. The Government of Ghana has recently announced its intention to increase the royalty rate to up to 6%. See “Risk Factors—Governmental and Regulatory Risks.”

Business Strategy

Our business and development strategy has been focused primarily on the acquisition of producing and development-stage gold properties in Ghana and on the exploration, development and operation of these properties. Our overall objective is to grow our business to become a mid-tier gold producer. We continue to evaluate potential acquisition and merger opportunities that could further increase our annual gold production. However, we presently have no agreement or understanding with respect to any specific potential transaction.

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RECENT DEVELOPMENTS

On November 18, 2009, the Company entered into a settlement agreement in respect of the outstanding litigation regarding the Paul Isnard properties in French Guiana, pursuant to which the Company is to be transferred the rights to those properties subject to receiving required governmental approvals.

On November 19, 2009, the Company entered into an agreement pursuant to which it sold all of its rights, title and interest in the Bon Espoir, Iracoubo Sud and Paul Isnard properties in French Guiana for approximately U.S.$2.1 million.

On November 30, 2009, the Company entered into an agreement to sell its interest in the Saramacca joint venture, which holds the Saramacca properties in Suriname, to its joint venture partner for approximately U.S.$8.0 million, with the proceeds of the sale to be held in escrow pending the receipt of required governmental approvals and certain additional customary conditions.

CONSOLIDATED CAPITALIZATION

The following table sets out our capitalization as at (i) December 31, 2008, (ii) September 30, 2009 prior to giving effect to this offering, and (iii) September 30, 2009 after giving effect to this offering. This table should be read in conjunction with our audited consolidated financial statements for the financial year ended December 31, 2008 and our unaudited consolidated financial statements for the nine months ended September 30, 2009 incorporated by reference in this short form prospectus.

		As at September 30, 2009
	(U.S.$000’s) As at Dec. 31, 2008	(U.S.$000’s) Actual	(U.S.$000’s) As Adjusted After Giving Effect to Offering(1)
		(Unaudited)	(Unaudited)
Canadian GAAP
Current Debt	$12,778	$10,256	$10,256
Long Term Debt	112,649	113,359	113,359

	125,427	123,615	123,615
Shareholders’ Equity
Common Shares	615,463	616,444	688,069
Other(3)	49,651	51,254	51,254
Deficit	(236,947)	(240,055)	(240,055)

	428,167	427,643	499,268

Total:	$553,594	$551,258	$622,883

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		As at September 30, 2009
	(U.S.$000’s) As at Dec. 31, 2008	(U.S.$000’s) Actual	(U.S.$000’s) As Adjusted After Giving Effect to Offering(2)
		(Unaudited)	(Unaudited)
U.S. GAAP
Current Debt	$12,778	$10,256	$10,256
Long Term Debt	131,876	167,053	167,053

	144,654	177,309	177,309
Shareholders’ Equity
Common Shares	615,097	616,078	687,703
Other(4)	15,433	17,036	17,036
Deficit	(251,379)	(282,542)	(282,542)

	379,151	350,572	422,197

Total:	$523,805	$527,881	$599,506

(1)	Amounts shown assume (i) the issuance of 20,000,000 Common Shares at a price of U.S.$3.75 per share in the offering, (ii) that the Over-Allotment Option is not exercised, and (iii) that the offering proceeds are used as described in “Use of Proceeds”. Amounts shown are after deducting the underwriters’ fee but before estimated expenses of the offering.
(2)	Amounts shown do not include (i) 386,700 Common Shares issued after September 30, 2009 pursuant to the exercise of stock options, (ii) 7,452,065 common shares issuable upon the exercise of currently outstanding options at exercise prices ranging from Cdn.$1.02 to Cdn$9.07 per share, or (iii) 25,000,000 Common Shares issuable upon conversion of our U.S.$125 million aggregate principal amount of 4% convertible senior unsecured debenture due November 30, 2012 (the “Convertible Debentures”).
(3)	“Other” includes contributed surplus, accumulated other comprehensive income and the equity component of the Convertible Debentures.
(4)	“Other” includes contributed surplus and accumulated comprehensive income.

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USE OF PROCEEDS

The net proceeds received by us from the sale of the Common Shares, after deducting the underwriters’ fees of U.S.$3,375,000 and the estimated expenses of the offering of U.S.$750,000, will be approximately U.S.$70,875,000. If the Over-Allotment Option is exercised in full, we will receive net proceeds of approximately U.S.$82,368,750 after deducting underwriters’ fees and before estimated offering expenses.

We intend to use the net proceeds of this offering to continue with committed capital projects, exploration activities and for general corporate purposes. The amount and timing of the use of the proceeds will depend upon various factors, including gold prices, production costs, the quality of the ores that we produce and business growth including acquisitions and exploration.

There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. Pending the use of the proceeds of this offering, we intend to invest the net proceeds of this offering in U.S. or Canadian treasury bills or short-term, investment grade, interest-bearing securities.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital consists of an unlimited number of Common Shares and an unlimited number of first preferred shares issuable in series (the “Preferred Shares”). The following is a summary and may not describe every aspect of the Common Shares that may be important. Our constating documents and by-laws define the rights of holders of Common Shares and of Preferred Shares. As at December 9, 2009, 237,309,561 Common Shares and no Preferred Shares were issued and outstanding.

Common Shares

Dividend Rights

Holders of Common Shares may receive dividends when, as and if declared by the board of directors on the Common Shares, subject to the preferential dividend rights of any other classes or series of Golden Star shares. In no event may a dividend be declared or paid on the Common Shares if payment of the dividend would cause the realizable value of Golden Star’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of Common Shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast other than fundamental changes to Golden Star.

Liquidation

In the event of any liquidation, dissolution or winding up of Golden Star, holders of Common Shares have the right to a rateable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Common Shares are not redeemable or convertible.

Rights Agreement

Rights to purchase Common Shares have been issued to holders of Common Shares under an amended and restated shareholder rights plan agreement dated as of May 9, 2007 between us and CIBC Mellon Trust Company. One right is attached to each Common Share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase

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one Common Share at an exercise price equal to three times the market price of the Common Share, as determined under the terms of the agreement. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire that number of Common Shares having an aggregate market price on the date of the event equal to twice the exercise price of the rights for an amount in cash equal to the exercise price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire Golden Star. The rights, which expire at the close of business or the date of our 2010 annual shareholders meeting (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn.$0.00001 per right at any time until a person or group has acquired 20% of Common Shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.

Preferred Shares

For a description of our Preferred Shares, please see “Description of Share Capital—Preferred Shares” in the U.S. Prospectus attached as Appendix “A”.

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PRIOR SALES

For the twelve-month period before the date of this prospectus, we issued the following Common Shares and options exercisable to purchase Common Shares.

Date	Number of Common Shares Issued	Price (Cdn.$)
11-Feb-09	30,000	1.02
20-Feb-09	30,000	1.02
27-Mar-09	40,000	1.02
12-May-09	40,000	1.08
27-May-09	43,000	1.16
04-Jun-09	60,000	1.02
10-Jun-09	5,000	1.10
18-Jun-09	18,750	1.70
09-Jul-09	12,500	1.24
21-Jul-09	40,000	1.02
10-Aug-09	29,000	1.16
18-Aug-09	8,750	1.08
18-Aug-09	8,750	1.67
20-Aug-09	7,500	1.70
11-Sep-09	30,000	1.45
18-Sep-09	30,000	1.45
25-Sep-09	150,000	1.45
5-Oct-09	25,000	1.45
14-Oct-09	64,000	3.15
14-Oct-09	38,000	3.50
14-Oct-09	27,000	1.40
14-Oct-09	2,700	3.17
14-Oct-09	8,500	1.70
30-Oct-09	30,000	1.45
10-Nov-09	75,000	1.45
16-Nov-09	5,000	2.71
23-Nov-09	2,500	1.70
23-Nov-09	60,000	1.45
02-Dec-09	49,000	3.14
04-Dec-09	11,300	3.17
04-Dec-09	40,000	3.94
04-Dec-09	40,000	3.95
04-Dec-09	40,000	3.06
07-Dec-09	9,000	3.14
07-Dec-09	38,000	3.14

Date	Number of Options Issued	Exercise Price (Cdn.$)
13-Jan-09	100,000	1.42
5-Mar-09	1,195,000	1.70
6-May-09	105,000	1.67
5-Aug-09	255,000	2.71
5-Nov-09	140,000	3.92

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PRICE RANGE OF OUR COMMON SHARES

Our Common Shares are listed on the NYSE Amex under the trading symbol “GSS”, on the TSX under the trading symbol “GSC” and on the GSE under the trading symbol “GSR”. As of December 9, 2009, 237,309,561 Common Shares were outstanding, and we had approximately 986 shareholders of record. On December 3, 2009, prior to the pricing of this offering, the closing price per share for our Common Shares as reported by the NYSE Amex was U.S.$4.19 and as reported by the TSX was Cdn.$4.45, and on December 9, 2009 the closing price of our Common Shares on the NYSE Amex was U.S.$3.58 and on the TSX was Cdn.$3.73.

The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our Common Shares and the volume of Common Shares traded on the respective exchanges.

	NYSE AMEX Equities(1)			Toronto Stock Exchange
	High	Low	Volume	High	Low	Volume
	(U.S.$)			(Cdn.$)
2009
December 1 to December 9	4.23	3.39	54,242,367	4.48	3.63	19,698,551
November	3.86	3.27	97,612,922	4.01	3.51	44,311,037
October	3.60	3.04	73,108,118	3.79	3.33	35,831,072
September	3.56	2.57	90,765,130	3.81	2.85	41,778,242
August	2.65	2.32	48,707,360	2.90	2.55	21,086,831
July	2.45	1.83	50,036,230	2.65	2.12	13,339,481
June	2.33	1.60	66,593,255	2.57	1.85	11,775,878
May	2.28	1.36	54,986,509	2.52	1.63	12,812,189
April	1.59	1.20	52,365,937	2.00	1.50	11,565,517
March	1.60	1.14	57,549,462	1.98	1.47	11,337,172
February	1.82	1.36	66,246,990	2.32	1.71	12,868,576
January	1.46	1.01	47,186,649	1.87	1.21	8,915,965
2008
December	1.14	0.46	90,682,560	1.45	0.56	31,263,731
November	1.10	0.49	36,890,585	1.35	0.59	16,993,415

(1)	Formerly known as the American Stock Exchange.

We have not declared or paid cash dividends on our Common Shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.

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PLAN OF DISTRIBUTION

Underwriting

We have entered into a Canadian underwriting agreement dated as of December 4, 2009 with BMO Nesbitt Burns Inc., Wellington West Capital Markets Inc. and Macquarie Capital Markets Canada Ltd., under which the Canadian Underwriters have agreed to purchase 55%, 35% and 10%, respectively, of the 20,000,000 Common Shares offered by this short form prospectus. We have also entered into an agency agreement dated as of December 4, 2009 with the U.S. Agents, to offer the Common Shares in the United States on a best efforts basis. The obligations of the Canadian Underwriters under the Canadian underwriting agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events. The Canadian Underwriters are however, obligated to take up and pay for all of the securities if any of the securities are purchased under the agreement.

Subject to the terms of the Canadian underwriting agreement, we have agreed to sell and the Canadian Underwriters have agreed to purchase on or about December 17, 2009, or such other date as may be agreed upon but not later than January 15, 2010, 100% of the Common Shares offered at a price of U.S.$3.75 per Common Share for a total consideration of U.S.$71,625,000, payable in cash, net of the underwriters’ fee, against delivery of certificates representing the Common Shares. The price of the Common Shares was determined by negotiation between us and the underwriters. Any Common Shares sold by the U.S. Agents under the U.S. agency agreement will reduce the obligation of the Canadian Underwriters to take up and pay for Common Shares in an equal amount. The Canadian Underwriters may sell Common Shares to the U.S. Agents pursuant to the inter-dealer agreement described below. The Canadian underwriting agreement provides for us to pay the Canadian Underwriters a fee of U.S.$0.16875 per Common Share sold by them, which will be paid out of the gross proceeds from the offering.

The following table summarizes the compensation and estimated expenses we will pay. The underwriters’ fee will be paid to the Canadian Underwriters and, with respect to shares sold by the U.S. Agents under the U.S. agency agreement, to the U.S. Agents.

	Per Common Share		Total
	Without Over–allotment	With Over–allotment	Without Over–allotment	With Over–allotment

Underwriters’ Fee paid by us	U.S.$0.16875	U.S.$0.16875	U.S.$3,375,000	U.S.$3,881,250

Expenses payable by us	U.S.$0.03750	U.S.$0.03261	U.S.$750,000	U.S.$750,000

The Canadian underwriting agreement also provides that we will indemnify the Canadian Underwriters against certain liabilities and expenses, including liabilities under applicable securities legislation, or will contribute to payments that the Canadian Underwriters may be required to make in respect thereof. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the U.S. Securities Act of 1933 is against public policy as expressed in the U.S. Securities Act of 1933 and is therefore unenforceable.

Subject to the terms of the U.S. agency agreement, we have appointed the U.S. Agents to offer the Common Shares for sale to the public in the United States on a best efforts basis at a price of U.S.$3.75 per Common Share. The U.S. agency agreement provides for us to pay the U.S. Agents a fee of U.S.$0.16875 per Common Share sold by them, which will be paid out of the gross proceeds from the offering. The U.S. Agents have not committed to purchase a minimum amount of Common Shares under the U.S. agency agreement. The obligations of the U.S. Agents under the U.S. agency agreement may be terminated at their discretion upon the occurrence of certain stated events.

The U.S. agency agreement also provides that we will indemnify the U.S. Agents against certain liabilities and expenses, including liabilities under the U.S. Securities Act of 1933, or will contribute to payments that the

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U.S. Agents may be required to make in respect thereof. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the U.S. Securities Act of 1933 is against public policy as expressed in the U.S. Securities Act of 1933 and is therefore unenforceable.

We have agreed to pay the legal fees of the underwriters (up to a maximum of U.S.$250,000 inclusive of taxes and disbursements).

The underwriters have advised that they entered into an inter-dealer agreement among themselves that permits, subject to the terms and conditions set forth in such agreement, one group of underwriters to purchase Common Shares from or through the other group and to offer them for resale. The price and currency of settlement of any Common Shares so purchased will be determined by agreement between the selling and purchasing groups of underwriters at the time of any such transaction. Any such Common Shares purchased by the underwriters will be offered on the terms set forth in this short form prospectus.

The underwriters have informed us that they do not expect to confirm sales of our Common Shares offered by this short form prospectus to any accounts over which they exercise discretionary authority.

The short form prospectus qualifies for distribution 20,000,000 Common Shares.

Pursuant to the Canadian underwriting agreement, we have agreed not to directly or indirectly issue any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares (other than pursuant to rights or obligations under securities or debt or instruments outstanding or pursuant to the existing stock option plans) or enter into any agreement or arrangement under which we acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether that agreement or arrangement may be settled by the delivery of Common Shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, for a period from December 4, 2009 until 90 days following closing of the offering without the prior written consent of the Canadian Underwriters, which consent will not be unreasonably withheld or delayed.

Over-Allotment Option

We have granted to the Canadian Underwriters the Over-Allotment Option, exercisable in whole or in part, for a period of 30 days following the closing of the offering, to purchase from us up to an additional 3,000,000 Common Shares, representing 15% of the aggregate Common Shares issued upon the closing of the offering, on the same terms as set out above, to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public, underwriters’ fee and net proceeds to Golden Star (before estimated offering expenses) will be U.S.$86,250,000, U.S.$3,881,250 and U.S.$82,368,750, respectively. This short form prospectus qualifies the distribution of the Over-Allotment Option and the additional Common Shares issuable upon the exercise of the Over-Allotment Option. Under the inter-dealer agreement, the Canadian Underwriters may allocate any portion of the additional Common Shares purchased upon exercise of the Over-Allotment Option to the U.S. Agents to sell in the United States.

Stabilization

In connection with the offering, the underwriters may engage in stabilizing transactions, underwriters’ transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Stabilizing transactions and syndicate-covering transactions may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in their market price. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the TSX, the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

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Pursuant to policy statements of the Ontario Securities Commission, the underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions including a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities; and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. All of these transactions must also be effected in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended.

Determination of Offering Price

The offering price of the Common Shares offered by this short form prospectus was determined by negotiation between us and the underwriters. Among the factors considered in determining the offering price of the Common Shares was:

•	the market price of our Common Shares;

•	our history and our prospects;

•	the industry in which we operate;

•	gold prices and trends;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this short form prospectus should not be considered an indication of the actual value of the Common Shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the Common Shares can be resold at or above the offering price.

Listing Application

The Company has applied to list the Common Shares distributed under this short form prospectus on the TSX and the NYSE Amex. The TSX has conditionally approved the listing of the Common Shares, subject to the Company fulfilling the listing requirements of the TSX on or before March 4, 2010. Listing will be subject to the Company fulfilling all listing requirements of the TSX and the NYSE Amex, respectively.

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RISK FACTORS

An investment in the Common Shares involves a high degree of risk. You should consider carefully the following discussion of risks, in addition to the other information included or incorporated by reference in this short form prospectus before purchasing any of the Common Shares. In addition to historical information, the information in this short form prospectus contains “forward-looking” statements about our future business and performance. See “Forward-Looking Statements”. Our actual operating results and financial performance may be very different from what we expect as of the date of this short form prospectus. The risks below address the material factors that may affect our future operating results and financial performance.

Financial Risks

A substantial or prolonged decline in gold prices would have a material adverse effect on us.

The price of our Common Shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be, significantly adversely affected by a substantial or prolonged decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Bogoso/Prestea and Wassa/HBB if these operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•

cause us to be unable to fulfill our obligations under agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	cause us to be unable to fulfill our debt payment obligations;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted mineral reserves are not replaced.

Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or could interrupt operations until a reassessment could be completed. Mineral reserve estimations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We have incurred and may continue to incur substantial losses that could make financing our operations and business strategy more difficult and that may affect our ability to service our debts as they become due.

We experienced net losses of U.S.$120.1 million in 2008 and U.S.$3.1 million in the first nine months of 2009 and have experienced net losses in other prior fiscal years. In recent years, the start-up of the Bogoso sulfide plant, lower than expected ore grades or recoveries, higher than expected operating costs, and impairment write-offs of mine property and/or exploration property costs have been the primary factors contributing to such losses. In the future, these factors, as well as declining gold prices, could cause us to continue to be unprofitable. Future operating losses could make financing our operations and our business strategy, including pursuit of the growth opportunities anticipated at the HBB properties, or raising additional capital, difficult or impossible and could materially and adversely affect our operating results and financial condition. In addition, continuing operating losses could affect our ability to meet our debt payment obligations.

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Our obligations could strain our financial position and impede our business strategy.

We had total consolidated debt and liabilities as of September 30, 2009 of U.S.$243.6 million, including U.S.$5.0 million payable to banks (U.S.$2.3 million net of loan fees); U.S.$22.1 million in equipment financing loans; U.S.$99.2 million (U.S.$125 million including the loan’s equity portion) pursuant to the Convertible Debentures; U.S.$62.7 million of current trade payables, accrued current and other liabilities; U.S.$24.5 million of future taxes; U.S.$0.25 million of derivative liabilities and a U.S.$32.5 million accrual for environmental rehabilitation liabilities. Our indebtedness and other liabilities may increase as a result of general corporate activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, exploration costs and other general corporate requirements;

•

requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, exploration and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Our estimates of mineral reserves and non-reserves could be inaccurate, which could cause production and costs to differ from estimates.

There are numerous uncertainties inherent in estimating proven and probable mineral reserves and non-reserve measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably.

Fluctuation in gold prices, results of drilling, metallurgical testing, changes in operating costs, production, and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimates. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.

We currently have only two sources of operational cash flows, which could be insufficient by themselves to fund our continuing exploration and development activities.

While we have received significant infusions of cash from sales of equity and debt, our only current significant internal sources of funds are operational cash flows from Bogoso/Prestea and Wassa/HBB. The anticipated continuing exploration and development of our properties are expected to require significant expenditures over the next several years. Although we expect sufficient internal cash flow to cover all of these projects, such expenditures may exceed free cash flows generated by Bogoso/Prestea and Wassa/HBB in future years and therefore we may require additional external debt or equity financing. Our ability to raise significant new capital will be a function of macroeconomic conditions, future gold prices, our operational performance and our then current cash flow and debt position, among other factors. In light of the current limited global availability of credit, we may not be able to obtain adequate financing on acceptable terms or at all, which could cause us to delay or indefinitely postpone further exploration and development of our properties. As a result, we could lose our interest in, or could be forced to sell, some of our properties.

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We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We convert our United States funds to foreign currencies as certain payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these foreign currencies, and these fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/Prestea and Wassa/HBB is based on the Ghanaian currency, the Cedi. We are required by the Government of Ghana to convert into Cedis 20% of the foreign exchange proceeds that we receive from selling gold, but the Government could require us to convert a higher percentage of gold sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in South African Rand and Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase or decrease due to changes in the value of the United States dollar or the Cedi, Euros, the South African Rand or other currencies. Consequently, operation and development of our properties could be more costly than anticipated.

Our hedging activities might be unsuccessful and incur losses.

During September of 2009, we entered into structured gold option agreements to address a significant increase in gold price volatility. All of these contracts had terms of 180 days or less. As of December 9, 2009, we had option agreements on 11,539 ounces of gold, all of which expire prior to December 31, 2009. These hedges and any further hedging activities might not protect adequately against declines in the price of gold. In addition, although a hedging program could protect us from a decline in the price of gold; it might also prevent us from benefiting fully from price increases. For example, as part of a hedging program, we could be obligated to sell gold at a price lower than the then-current market price.

Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.

We plan to continue to pursue the acquisition of producing, development and advanced stage exploration properties and companies. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention from our existing business and may be unsuccessful. Success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with our operations. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material ore body may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.

We are subject to litigation risks

All industries, including the mining industry, are subject to legal claims, with and without merit. We are currently involved in litigation relating to crop compensation. We believe this action is frivolous and entirely without merit, and we are vigorously defending against this action on numerous grounds. We are also involved in various routine legal proceedings incidental to our business. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our future financial position and results of operations.

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Operational Risks

We are subject to a number of operational hazards that can delay production or result in liability to us.

Our activities are subject to a number of risks and hazards including:

•	power shortages;

•	mechanical and electrical equipment failures;

•	parts availability;

•	unexpected changes in ore grades;

•	unexpected changes in ore chemistry and gold recoverability;

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	unusual or unexpected geological or operating conditions;

•	cave-ins of underground workings;

•	slope failures and failure of pit walls or dams;

•	fire;

•	marine and transit damage and/or loss;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods, droughts and earthquakes.

These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws, regulations and permitting requirements and bonding requirements that can delay production and adversely affect operating and development costs.

Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration, development, or operation of our projects or otherwise have a material adverse effect on our operations.

A significant portion of our Dunkwa property and portions of our Wassa property, as well as some of our exploration properties in Ghana, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits, subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or uneconomic to comply.

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Mining and processing gold from the south end of the Prestea property and from the Mampon property as well as the other planned activities will require mining, environmental, and other permits and approvals from the Government of Ghana. These permits and approvals may not be issued on a timely basis or at all, and such permits and approvals, when issued, may be subject to requirements or conditions with which it is burdensome or uneconomic to comply. Such permitting issues could adversely affect our projected production commencement dates, production amounts and costs.

Our pit at Dumasi will require us to implement a resettlement action plan and reach agreements with the residents that live close to the pits. These negotiations could be difficult or unsuccessful and may materially affect our ability to access these mineral reserves and mineral resources.

Due to an increased level of non-governmental organization activity targeting the mining industry in Ghana, the potential for the Government of Ghana to delay the issuance of permits or impose new requirements or conditions upon mining operations in Ghana may increase. Any changes in the Government of Ghana’s policies may be costly to comply with and may delay mining operations. The exact nature of other environmental control problems, if any, which we may encounter in the future cannot be predicted, primarily because of the changing character of environmental requirements that may be enacted within various jurisdictions.

As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.

Mine development projects, including our recent development at Benso and Hwini-Butre typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies and environmental and socioeconomic assessments, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	mining rate, dilution and recovery;

•	anticipated metallurgical characteristics of the ore and gold recovery rates;

•	environmental and community considerations, permitting and approvals;

•	future gold prices; and

•	anticipated capital and operating costs.

Estimates of proven and probable mineral reserves and operating costs developed in feasibility studies are based on reasonable assumptions including geologic and engineering analyses and might not prove to be accurate.

The management of mine development projects and start up of new operations are complex. Completion of development and the commencement of production may be subject to delays, as occurred in connection with the Bogoso sulfide expansion project. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

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•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	cost of processing and refining;

•	availability of economic sources of power;

•	availability of qualified staff;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs and shipping incidents and losses;

•	significant increases in the cost of diesel fuel, cyanide or other major components of operating costs;

•

government regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, protection of the environment and agricultural lands, including bonding requirements);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.

Adverse effects on the operations or further development of a project could also adversely affect our business (including our ability to achieve our production estimates), financial condition, results of operations and cash flow.

We need to continually discover, develop or acquire additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.

Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand mineral reserves as our mines produce gold. We are required to estimate mine life in connection with our estimation of reserves, but our estimates may not be correct. In addition, mine life would be shortened if we expand production or if we lose reserves due to changes in gold price or operating costs. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Gold exploration, including the exploration of the Prestea Underground and other projects, involves a high degree of risk. Exploration projects are frequently unsuccessful. Few prospects that are explored are ultimately developed into producing mines. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is dependent in part on the following factors:

•	the identification of potential gold mineralization based on surface analysis;

•	availability of prospective land;

•	availability of government-granted exploration and exploitation permits;

•	the quality of our management and our geological and technical expertise; and

•	the funding available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves and the development of mines.

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We face competition from other mining companies in connection with the acquisition of properties.

We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, gold. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our future revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties could be challenged.

We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/Prestea, Wassa, Prestea Underground and HBB properties. Title insurance generally is not available, and our ability to ensure that we have obtained a secure claim to individual mineral properties or mining concessions is limited. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.

We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executive personnel. Due to the relatively small size of our management team, the loss of one or more of these persons or our inability to attract and retain additional highly skilled employees could have an adverse effect on our business and future operations.

Our insurance coverage could be insufficient.

Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	marine transit and shipping damage and/or losses;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.

Such occurrences could result in:

•	damage to mineral properties or production facilities and equipment;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining, processing and development;

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•	monetary losses; and

•	possible legal liability.

Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Governmental and Regulatory Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.

We are a holding company that conducts operations through foreign (principally Ghanaian) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently, or to repay the Convertible Debentures or other debt. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on available credit and our valuation and stock price.

We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.

Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing;

•	production;

•	taxes;

•	disposal of process water or waste rock;

•	toxic substances;

•	development and permitting;

•	exports and imports;

•	labor standards;

•	mine and occupational health and safety;

•	environmental protection and corporate responsibility, and

•	mine reclamation and closure plans.

Compliance with these regulations increases the costs of the following:

•	planning;

•	designing;

•	drilling;

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•	operating;

•	developing;

•	constructing; and

•	closure, reclamation and rehabilitation.

We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us. These factors could cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

The implementation of changes in regulations that limit the amount of proceeds from gold sales that could be withdrawn from Ghana could also have a material adverse impact on us, as Bogoso/Prestea and Wassa are currently our only sources of internally generated operating cash flows.

Environmental bonding requirements are under review in Ghana and bonding requirements may be increased.

As part of its periodic assessment of mine reclamation and closure costs, the Ghana Environmental Protection Agency (the “EPA”) reviews the adequacy of reclamation bonds and guarantees. In certain cases it has requested higher levels of bonding based on its findings. If the EPA were to require additional bonding at our properties, it may be difficult, if not impossible, to provide sufficient bonding given the current disruptions in the world financial markets. If we are unable to meet any such increased requirements or negotiate an acceptable solution with the Ghanaian government, our operations and exploration and development activities in Ghana may be materially adversely affected.

The Government of Ghana has the right to increase its interest in certain subsidiaries.

In accordance with the Minerals and Mining Act, 2006 (Act 703), the Government of Ghana has a 10% carried interest in the mineral operations of Ghanaian mining companies. The carried interest comes into existence at the time the government issues a mining license. As such, the Government of Ghana currently has a 10% carried interest in our subsidiaries that own the Bogoso/Prestea mine, the Wassa/HBB properties and the Prestea Underground property.

Under Act 703, the Government has the right to acquire a special share or “golden share” in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree, and a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. A “golden share” carries no voting rights and does not participate in dividends, profits or assets.

While the Government of Ghana has not sought to exercise any of these rights at our properties, any such attempts to do so in the future could adversely affect our financial results.

In addition, the Government of Ghana has recently announced its intention to increase the royalty rate to up to 6%. As Golden Star has paid a royalty rate of 3% of our revenues from Bogoso/Prestea and Wassa/HBB for the last three years, any increase in the royalty rate payable would adversely affect our financial results.

We are subject to risks relating to exploration, development and operations in foreign countries.

Our assets and operations are affected by various political and economic uncertainties in the countries where we operate, including:

•	war, civil unrest, terrorism, coups or other violent or unexpected changes in government;

•	political instability and violence;

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•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies (such as the temporary mill levy imposed by the Government of Ghana in July 2009, which will require payments equal to 5% of “profits before tax”);

•	unilaterally imposed increases in royalty rates;

•	restrictions on foreign exchange and repatriation; and

•

changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal mining has occurred on our properties, is difficult to control, can disrupt our business and can expose us to liability.

We continue to experience illegal mining activity on our mining and exploration properties. Most of this activity is on our Prestea South and Hwini-Butre properties. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.

In addition to the impact on our mineral reserves and non-reserves, the presence of illegal miners can lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death, for which we could potentially be held responsible. Illegal miners may work on other of our properties from time to time, and they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.

Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

We are required to annually test our internal control over financial reporting to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management and auditor assessments of the effectiveness of our internal control over financial reporting. Failure to maintain effective internal controls could have a material adverse effect on our business and share price.

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Market Risks

The market price of our common shares has experienced volatility and could continue to do so in the future.

Our Common Shares are listed on the NYSE Amex, the TSX and the GSE. Companies with market capitalizations similar to ours have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our Common Shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of Common Shares;

•	the size of the public float in our Common Shares may limit the ability of some institutions to invest in our securities; and

•

a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the NYSE Amex, the TSX and/or the GSE, further reducing market liquidity.

As a result of any of these factors, the market price of our Common Shares at any given point in time might not accurately reflect our long-term value. The stock markets in general have recently suffered major declines. Securities class action litigation often has been brought against companies following periods of market price volatility that affects the market price of particular securities without regard to the performance of the company whose stock price is affected. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Investors could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

Golden Star is a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. It might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of Canadian or U.S. securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon our directors and officers. Execution by United States courts of any judgment obtained against us, or any of the directors or executive officers, in the United States courts would be limited to our assets or the assets of such persons in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

There are certain U.S. federal income tax risks associated with ownership of Golden Star Common Shares.

Holders of our Common Shares or options to purchase our Common Shares or convertible debentures (collectively, “Equity Securities”) who are U.S. taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. Although we believe that we were not a PFIC for 2008, and do not expect to become a PFIC in 2009 and in the foreseeable future, the tests for determining PFIC status depend upon a number of factors, some of which are beyond our control, and can be subject to uncertainties, and we cannot assure you that we will not be a PFIC. We undertake no obligation to advise holders of our Equity Securities as to our PFIC status for any year.

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If we are a PFIC for any year, any person who holds our Equity Securities who is a U.S. person for U.S. income tax purposes (a “U.S. Holder”) and whose holding period for those Equity Securities includes any portion of a year in which we are a PFIC generally would be subject to a special adverse tax regime in respect of “excess distributions.” Excess distributions include certain distributions received with respect to PFIC shares in a taxable year. Gain recognized by a U.S. Holder on a sale or other transfer of our Equity Securities (including certain transfers that would otherwise be tax free) also would be treated as excess distributions. Such excess distributions and gains would be allocated ratably to the U.S. Holder’s holding period. For these purposes, the holding period of shares acquired either through an exercise of warrants or options or the conversion of convertible debentures includes the holder’s holding period in the warrant, option or convertible debt.

The portion of any excess distribution (including gains treated as excess distributions) allocated to the current year would be includible as ordinary income in the current year. The portion of any excess distribution allocated to prior years would be taxed at the highest marginal rate applicable to ordinary income for each such year (regardless of the taxpayer’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. income tax deferral.

Elections may be available to mitigate the adverse tax rules that apply to PFICs (the so-called “QEF” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. The QEF and mark-to-market elections are not available to U.S. Holders with respect to options to acquire our Common Shares or convertible debentures. We have not decided whether we would provide to U.S. holders of our Common Shares the annual information that would be necessary to make the QEF election.

Additional special adverse rules also apply to investors who are U.S. Holders who own our Common Shares if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Special adverse rules that impact certain estate planning goals could apply to our Equity Securities if we are a PFIC.

The conversion feature of the Convertible Debentures could limit increases in the trading price of our Common Shares.

The conversion price of the Convertible Debentures is U.S.$5.00 and represented a 31% premium over the closing price of the Common Shares on the NYSE Amex on October 23, 2007, the day prior to commencement of the Convertible Debenture offering, and a 40% premium over the closing price of our Common Shares on NYSE Amex on December 9, 2009. In the event our share price is greater than the conversion price, this conversion feature may limit the increase in the price of our Common Shares, since any increase in the stock price above the conversion price will make it more likely that the Convertible Debentures will be converted, thereby exerting a downward pressure on the market price of the Common Shares.

The existence of outstanding rights to purchase or acquire common shares could impair our ability to raise capital.

As of December 9, 2009, there were options outstanding to purchase up to 7,452,065 Common Shares at exercise prices ranging from Cdn.$1.02 to Cdn.$9.07 per share. In addition, 1,477,579 additional Common Shares are available for issuance under our stock option plans. Furthermore, 25 million Common Shares are currently issuable upon conversion of the Convertible Debentures (additional shares may be issuable in certain circumstances). During the life of the options, Convertible Debentures and other rights, the holders are given an opportunity to profit from a rise in the market price of Common Shares, with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of our Common Shares. The holders of the options, Convertible Debentures and other rights can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

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Current global financial conditions may impact our ability to obtain financing and may negatively affect our asset values and results of operations.

Current global financial conditions have been characterized by increased volatility and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing has been negatively impacted by both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may impact our ability to obtain equity or debt financing in the future on favourable terms. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, our operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Risks Relating to This Offering

You are subject to future dilution by the exercise of options and conversion of Convertible Debentures.

As of December 9, 2009, we had 237,309,561 Common Shares outstanding. As of that date, 25,000,000 Common Shares were issuable upon conversion of the Convertible Debentures at a conversion price of U.S.$5.00 per share and there were options outstanding to purchase up to 7,452,065 Common Shares at exercise prices ranging from Cdn.$1.02 to Cdn.$9.07 per share. In addition, 1,477,579 additional Common Shares are available for issuance under our stock option plans. If currently outstanding options or warrants to purchase our Common Shares are exercised, or additional stock options are granted and shares issued, your investment would be further diluted.

LEGAL PROCEEDINGS

We are currently involved in litigation relating to crop compensation. We are also engaged in other routine litigation incidental to our business, none of which is deemed to be material. No material legal proceedings involving us or our business are pending, or, to our knowledge, contemplated, by any governmental authority.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants located at 250 Howe Street, Suite 700, Vancouver, British Columbia, Canada.

Our registrar and transfer agent for the Common Shares in North America is CIBC Mellon Trust Company at its principal office in the city of Vancouver, British Columbia and in Ghana our sub-registrar and transfer agent is Ghana Commercial Bank Limited at its principal office in the city of Accra, Ghana.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon by Fasken Martineau DuMoulin LLP and Davis Graham & Stubbs LLP, Canadian and United States counsel to the Company, respectively, and by Stikeman Elliott LLP and Dorsey & Whitney LLP, Canadian and United States counsel to the underwriters, respectively. As of the date hereof, the partners and associates of Fasken Martineau DuMoulin LLP, as a group, and the partners and associates of Stikeman Elliott LLP, as a group, each own, directly or indirectly, less than 1% of our outstanding Common Shares.

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INTEREST OF EXPERTS

Information of an economic, scientific or technical nature in respect of the Bogoso/Prestea and Wassa properties incorporated by reference in this short form prospectus is respectively based upon the technical report entitled “Technical Report for the Estimation of Mineral Resources and Reserves at Bogoso/Prestea Gold Mine, Ghana” dated June 30, 2004 prepared by Dr. Michael Armitage C.Eng., Richard I. Skelton C.Eng., Dr. John Arthur C.Eng., Andrew J. Witcomb, and Vic Hills Pr. Eng. of SRK Consulting and the technical report entitled “Technical Report for the First Disclosure of a mineral reserve Estimate for a Material Property, Wassa Mine, South West Ghana” dated August 1, 2003 prepared by David Alexander C.Eng, Bogoso Gold Limited. To the best knowledge of the Company, each of Dr. Michael Armitage, Richard I. Skelton, Dr. John Arthur, Andrew J. Witcomb, Vic Hills and David Alexander beneficially owns, directly or indirectly, less than 1% the outstanding Common Shares of the Company.

Information of an economic, scientific or technical nature in respect of the HBB properties incorporated by reference in this short form prospectus is based upon the technical report entitled “Technical Report for the First Time Disclosure of mineral reserves: Hwini-Butre and Benso Properties, Southwest Ghana” dated June 15, 2007 prepared by Peter Bourke, P.Eng., our former Vice President Technical Services, Steven Mitchel Wasel, our Vice President, Exploration, John Arthur and Neil Marshall C.Eng. of SRK Consulting, John MacIntyre of John W. MacIntyre & Associates Pty. Ltd., and Edgar Urbaez. To the best knowledge of the Company, each of Neil Marshall, John MacIntyre and Edgar Urbaez beneficially owns, directly or indirectly, less than 1% of the outstanding Common Shares of the Company.

Certain economic, scientific and technical information has been prepared by Steven Mitchel Wasel, our Vice President, Exploration and Peter Bourke, P.Eng., our former Vice President Technical Services. Mr. Wasel and Mr. Bourke are not independent of Golden Star within the meaning of Canada’s National Instrument 43-101.

PricewaterhouseCoopers LLP, Chartered Accountants report that they are independent of the Company in accordance with the rules of professional conduct of the Institute of Chartered Accountants of British Columbia.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several provinces, the securities legislation further provides a purchaser with remedies for rescission, or in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for particulars of these rights or consult with a legal advisor.

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APPENDIX A

U.S. PROSPECTUS

PROSPECTUS

GOLDEN STAR RESOURCES LTD.

$300,000,000

Common Shares

Preferred Shares

Warrants

Convertible Debt Securities

Golden Star Resources Ltd. (together with its subsidiaries, “Golden Star,” “we,” “us,” or “our company”) may offer and sell from time to time up to $300,000,000 of our common shares, without par value, preferred shares, without par value, warrants, or convertible debt securities in one or more transactions.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes specific information about the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Our common shares are traded on the NYSE Amex (formerly the American Stock Exchange) under the symbol “GSS,” on the Toronto Stock Exchange under the symbol “GSC” and on the Ghana Stock Exchange under the symbol “GSR.” On March 30, 2009, the last reported sale price of our common stock on the NYSE Amex was $1.53 per share and on the Toronto Stock Exchange was Cdn$1.94 per share.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2009.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2008; and

2.	Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, telephone (303) 830-9000.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

NON-GAAP FINANCIAL MEASURES

In this prospectus or in documents incorporated herein by reference, we use the terms “total operating cost per ounce,” “total cash cost per ounce” and “cash operating cost per ounce”. Total operating cost per ounce, total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP financial measures as defined in SEC Regulation S-K Item 10 and applicable Canadian securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Canadian or US GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same as, or similar to, the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7—Management’s Discussion and Analysis of Financial Condition and Operations in our most recent Annual Report on Form 10-K for an explanation of these measures.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions (including negative and grammatical variations) tend to identify forward-looking statements.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

These statements include comments regarding: anticipated attainment of gold production rates; production and cash operating cost estimates for 2009; commission of the extension of the haul road from Benso to Hwini-Butre, anticipated commencement dates of mining and production, including at Prestea South and the Hwini-Butre property; estimated development costs for the Hwini-Butre property in 2009; anticipated ore delivery from and life of Prestea South pits; production capacity, production rates, and production costs; cash operating costs generally; gold sales; mining operations and recovery rates; ore delivery; ore processing; potential mine life; permitting; establishment and estimates of Mineral Reserves and Resources; geological, environmental, community and engineering studies; timing and results of feasibility studies; exploration efforts and activities; availability, cost and efficiency of mining equipment; ore grades; reclamation work; our anticipated investing and exploration spending in 2009; identification of acquisition and growth opportunities; power costs, the ability to meet total power requirements, commencement and completion of construction of the Bogoso power plant and access to the power plant once completed; retention of earnings from our operations; our tax status for 2009; the progress of pending litigation; our objectives for 2009; and sources of and adequacy of liquidity to meet capital and other needs in 2009.

The following, in addition to the factors described in “Risk Factors” in the accompanying prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	significant increases or decreases in gold prices;

•	losses or gains in mineral resources from changes in operating costs and/or gold prices;

•	failure of exploration efforts to expand mineral resources around our existing mines;

•	unexpected changes in business and economic conditions;

•	inaccuracies in mineral reserves and non-reserves estimates;

•	changes in interest rates and currency exchange rates;

•	timing and amount of gold production;

•	unanticipated variations in ore grade, tonnes mined and crushed or milled;

•	unanticipated recovery or production problems;

•	effects of illegal mining on our properties;

•	changes in mining and processing costs, including changes of raw materials, supplies, services and personnel;

•	changes in metallurgy and processing;

•	availability of skilled personnel, contractors, materials, equipment, supplies, power and water;

•	changes in project parameters or mine plans;

•	costs and timing of development of new mineral reserves;

•	weather, including drought or excessive rainfall in West Africa;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	acquisitions and joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	changes in regulations affecting our operations, particularly in Ghana, where our principal producing properties are located;

•	local and community impacts and issues;

•	availability and cost of replacing mineral reserves;

•	timing of receipt and maintenance of government approvals and permits;

•	unanticipated transportation costs and shipping incidents and losses;

•	accidents, labor disputes and other operational hazards;

•	environmental costs and risks;

•	unanticipated title issues;

•	competitive factors, including competition for property acquisitions;

•	possible litigation; and

•	availability of capital at reasonable rates or at all.

These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements except as may be required by applicable laws.

OUR BUSINESS

We are a Canadian incorporated international gold mining and exploration company producing gold in Ghana, West Africa. We also conduct gold exploration in West Africa and in South America. Through our subsidiaries we own controlling interests in several gold properties in southern Ghana.

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Through a 90% owned subsidiary, Golden Star Bogoso/Prestea Limited (“GSBPL”), we own and operate the Bogoso/Prestea gold mining and processing operations (“Bogoso/Prestea”) located near the town of Bogoso, Ghana. In July 2007, we commissioned a nominal 3.5 million tonnes per year processing facility at Bogoso that uses bio-oxidation technology to treat refractory sulfide ore. In addition Bogoso/Prestea has a carbon-in-leach processing facility which we expect to use to treat oxide ores as they are available. Bogoso/Prestea produced and sold 120,216 ounces of gold in 2007 and 170,499 ounces of gold in 2008.

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Through another 90% owned subsidiary, Golden Star (Wassa) Limited (“GSWL”), we own and operate the Wassa open-pit gold mine and carbon-in-leach processing plant (“Wassa”), located approximately 35 kilometers east of Bogoso/Prestea. The design capacity of the carbon-in-leach processing plant at Wassa is nominally 3.0 million tonnes per annum but varies depending on the ratio of hard and soft ore. Wassa produced and sold 126,062 ounces of gold in 2007 and 125,427 ounces of gold in 2008. GSWL also owns the Hwini-Butre and Benso concessions (“HBB properties”) in southwest Ghana. We spent approximately $40 million on the Benso property during 2008, developing the Benso mine, which began shipping ore to Wassa in the third quarter of 2008. An extension of the haul road from Benso to Hwini-Butre commenced in the fourth quarter of 2008 and is expected to be commissioned during the second quarter of 2009. The Hwini-Butre and Benso concessions are located approximately 80 and 50 kilometers, respectively, by road south of Wassa.

We also hold interests in several gold exploration projects in Ghana and elsewhere in West Africa including Sierra Leone, Burkina Faso, Niger and Côte d’Ivoire, and hold and manage exploration properties in Suriname, Brazil and French Guiana in South America.

Our principal executive offices are located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127-4247, and our telephone number is (303) 830-9000. Our registered office is located at 66 Wellington St. W., Suite 3700, P.O. Box 20, Toronto Dominion Bank Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1N6.

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address material factors that may affect our future operating results and financial performance.

Financial Risks

A substantial or prolonged decline in gold prices would have a material adverse effect on us.

The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be, significantly adversely affected by a substantial or prolonged decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Bogoso/Prestea and Wassa if the operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

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cause us to be unable to fulfill our obligations under agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	cause us to be unable to fulfill our debt payment obligations;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted mineral reserves are not replaced.

Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or could interrupt operations until a reassessment could be completed. Mineral reserve estimations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We have incurred and may continue to incur substantial losses that could make financing our operations and business strategy more difficult and that may affect our ability to service our debts as they become due.

We experienced a net loss of $120.1 million in 2008 and have experienced net losses in other prior fiscal years. In recent years, the start-up of the Bogoso sulfide plant, lower than expected ore grades or recoveries, higher than expected operating costs, and impairment write-offs of mine property and/or exploration property costs have been the primary factors contributing to such losses. In the future, these factors, as well as declining gold prices, could cause us to continue to be unprofitable in the future. Future operating losses could make financing our operations and our business strategy, including pursuit of the growth opportunities anticipated at the HBB properties, or raising additional capital, difficult or impossible and could materially and adversely affect our operating results and financial condition. In addition, continuing operating losses could affect our ability to meet our debt payment obligations.

Our obligations could strain our financial position and impede our business strategy.

We had total consolidated debt and liabilities as of December 31, 2008 of $266.1 million, including $0.6 million payable to banks; $31.1 million in equipment financing loans; $93.7 million ($125.0 million including the loan’s equity portion) in convertible senior unsecured debentures maturing November 30, 2012; $74.2 million of current trade payables, accrued current and other liabilities; $33.1 million of future taxes; $1.7 million of derivative liabilities and a $31.7 million accrual for environmental rehabilitation liabilities. Our indebtedness and other liabilities may increase as a result of general corporate activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, exploration costs and other general corporate requirements;

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requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, exploration and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Our estimates of mineral reserves and non-reserves could be inaccurate, which could cause production and costs to differ from estimates.

There are numerous uncertainties inherent in estimating proven and probable mineral reserves and non-reserve mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably.

Fluctuation in gold prices, results of drilling, metallurgical testing, changes in operating costs, production, and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimates. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.

We currently have only two sources of operational cash flows, which could be insufficient by themselves to fund our continuing exploration and development activities.

While we have received significant infusions of cash from sales of equity and debt, our only current significant internal sources of funds are operational cash flows from Bogoso/Prestea and Wassa/HBB. The anticipated continuing exploration and development of our properties are expected to require significant expenditures over the next several years as we continue to focus on development of the HBB properties and Prestea South and other deposits at Bogoso. Although we expect sufficient internal cash flow to cover all of these projects, such expenditures may exceed free cash flows generated by Bogoso/Prestea and Wassa/HBB in future years, and therefore we may require additional external debt or equity financing. Our ability to raise significant new capital will be a function of macroeconomic conditions, future gold prices, our operational performance and our then current cash flow and debt position, among other factors. In light of the current limited global availability of credit, we may not be able to obtain adequate financing on acceptable terms or at all, which could cause us to delay or indefinitely postpone further exploration and development of our properties. As a result, we could lose our interest in, or could be forced to sell, some of our properties.

We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We convert our United States funds to foreign currencies as certain payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these foreign currencies, and these fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/Prestea and Wassa/HBB is based on the Ghanaian currency, the Cedi. We are required to convert into Cedis 20% of the foreign exchange proceeds that we receive from selling gold, but the Government of Ghana could require us to convert a higher percentage of gold sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in South African Rand and Euros, and receivables collectible in Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase or decrease due to changes in the value of the United States dollar, the Cedi, Euros, the South African Rand or other currencies. Consequently, operation and development of our properties could be more costly than anticipated.

In the past, we have entered into forward purchase contracts for South African Rand and Australian dollars to hedge expected purchase of capital assets in South Africa and Australia. As of March 9, 2009 we had no currency related derivatives.

Our hedging activities might be unsuccessful and incur losses.

During the third and fourth quarters of 2008, we entered into gold forward price contracts in response to a significant increase in recent gold price volatility. All of these contracts had terms of 180 days or less. All of the contracts entered into in the third quarter expired by December 31, 2008. All of the contracts entered into during the fourth quarter of 2008 will expire by March 31, 2009. As of March 6, 2009, all of the contracts entered into during the first quarter of 2009 will expire by September 30, 2009.

These hedges and any further hedging activities might not protect adequately against declines in the price of gold. In addition, although a hedging program could protect us from a decline in the price of gold, it might also prevent us from benefiting fully from price increases. For example, as part of a hedging program, we could be obligated to sell gold at a price lower than the then-current market price.

Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.

We plan to continue to pursue the acquisition of producing, development and advanced stage exploration properties and companies. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention from our existing business and may be unsuccessful. Success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with our operations. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material ore body may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.

We are subject to litigation risks.

All industries, including the mining industry, are subject to legal claims, with and without merit. We are currently involved in litigation relating to crop compensation, transfer of ownership of an exploration project and to the validity of various concession contracts and settlements related to the Hwini-Butre concession. We believe these actions are frivolous and entirely without merit, and we are vigorously defending against these actions on numerous grounds. We are also involved in various routine legal proceedings, incidental to our business. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our future financial position and results of operations.

Operational Risks

We are subject to a number of operational events that can delay production or result in liability to us.

Our activities are subject to a number of risks and hazards including:

•	power shortages;

•	mechanical and electrical equipment failures;

•	parts availability;

•	unexpected changes in ore grades;

•	unexpected changes in ore chemistry and gold recoverability;

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	unusual or unexpected geological or operating conditions;

•	cave-ins of underground workings;

•	slope failures and failure of pit walls or dams;

•	fire;

•	marine and transit damage and/or loss;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods, droughts and earthquakes.

These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws, regulations, permitting requirements and bonding requirements that can delay production and adversely affect operating and development costs.

Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration, development, or operation of our projects or otherwise have a material adverse effect on our operations.

A significant portion of our Dunkwa property and portions of our Wassa property, as well as some of our exploration properties in Ghana, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits, subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or uneconomic to comply.

Mining and processing gold from the south end of the Prestea property and from the Mampon property, as well as the other planned activities, will require mining, environmental, and other permits and approvals from the Government of Ghana. These permits and approvals may not be issued on a timely basis or at all, and such permits and approvals, when issued, may be subject to requirements or conditions with which it is burdensome or uneconomic to comply. Such permitting issues could adversely affect our projected production commencement dates, production amounts and costs.

Our pit at Dumasi will require us to implement a resettlement action plan and reach agreements with the residents that live close to the pits. These negotiations could be difficult or unsuccessful and may materially affect our ability to access these mineral resources and mineral reserves.

Due to an increased level of non-governmental organization activity targeting the mining industry in Ghana, the potential for the Government of Ghana to delay the issuance of permits or impose new requirements or conditions upon mining operations in Ghana may increase. Any changes in the Government of Ghana’s policies may be costly to comply with and may delay mining operations. The exact nature of other environmental control problems, if any, which we may encounter in the future cannot be predicted, primarily because of the changing character of environmental requirements that may be enacted within various jurisdictions.

As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.

Mine development projects, including our recent development at Benso and expansion at Bogoso/Prestea, typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies and environmental and socioeconomic assessments, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	mining rate, dilution and recovery;

•	anticipated metallurgical characteristics of the ore and gold recovery rates;

•	environmental and community considerations, permitting and approvals;

•	future gold prices; and

•	anticipated capital and operating costs.

Estimates of proven and probable mineral reserves and operating costs developed in feasibility studies are based on reasonable assumptions including geologic and engineering analyses and might not prove to be accurate.

The management of mine development projects and start up of new operations are complex. Completion of development and the commencement of production may be subject to delays, as occurred at Wassa and in connection with the Bogoso sulfide expansion project. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	cost of processing and refining;

•	availability of economic sources of power;

•	availability of qualified staff;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs and shipping incidents and losses;

•	significant increases in the cost of diesel fuel, cyanide or other major components of operating costs;

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government regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, protection of the environment and agricultural lands, including bonding requirements);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.

Adverse effects on the operations or further development of a project could also adversely affect our business, financial condition, results of operations and cash flow. Because of these uncertainties, and others identified in these “Risk Factors,” our production estimates at Bogoso/Prestea and Wassa may not be achieved.

We need to continually discover, develop or acquire additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.

Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand mineral reserves as our mines produce gold. We are required to estimate mine life in connection with our estimation of reserves, but our estimates may not be correct. In addition, mine life would be shortened if we expand production or if we lose reserves due to changes in gold price or operating costs. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Gold exploration, including the exploration of the Prestea Underground and other projects, involves a high degree of risk. Exploration projects are frequently unsuccessful. Few prospects that are explored are ultimately developed into producing mines. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is dependent in part on the following factors:

•	the identification of potential gold mineralization based on surface analysis;

•	availability of prospective land;

•	availability of government-granted exploration and exploitation permits;

•	the quality of our management and our geological and technical expertise; and

•	the funding available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves and the development of mines.

We face competition from other mining companies in connection with the acquisition of properties.

We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, gold. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our future revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties could be challenged.

We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/Prestea, Wassa, Prestea Underground and HBB properties. As of March 2009, our mineral rights at the Paul Isnard gold property in French Guiana and various concession contracts and settlements related to the Hwini-Butre concession are being challenged by third parties. Although we are vigorously defending these challenges, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained a secure claim to individual mineral properties or mining concessions is limited. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.

We are dependent on the services of key executives including our President and Chief Executive Officer (“CEO”) and a small number of highly skilled and experienced executive personnel. Due to the relatively small size of our management team, the loss of one or more of these persons or our inability to attract and retain additional highly skilled employees could have an adverse effect on our business and future operations.

Our insurance coverage could be insufficient.

Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	marine transit and shipping damage and/or losses;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.

•	Such occurrences could result in:

•	damage to mineral properties or production facilities and equipment;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining, processing and development;

•	monetary losses; and

•	possible legal liability.

Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Governmental and Regulatory Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.

We are a holding company that conducts operations through foreign (principally Ghanaian) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently, or to repay our convertible debentures or other debt. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on available credit and our valuation and stock price.

We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.

Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing;

•	production;

•	taxes;

•	disposal of process water or waste rock;

•	toxic substances;

•	development and permitting;

•	exports and imports;

•	labor standards;

•	mine and occupational health and safety;

•	environmental protection and corporate responsibility; and

•	mine reclamation and closure plans.

Compliance with these regulations increases the costs of the following:

•	planning;

•	designing;

•	drilling;

•	operating;

•	developing;

•	constructing; and

•	closure, reclamation and rehabilitation.

We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us. These factors could cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

The implementation of changes in regulations that limit the amount of proceeds from gold sales that could be withdrawn from Ghana could also have a material adverse impact on us, as Bogoso/Prestea and Wassa are currently our only sources of internally generated operating cash flows.

Environmental bonding requirements are under review in Ghana and bonding requirements may be increased.

As part of its periodic assessment of mine reclamation and closure costs, the EPA reviews the adequacy of reclamation bonds and guarantees. In certain cases it has requested higher levels of bonding based on its findings. If the EPA were to require additional bonding at our properties, it may be difficult, if not impossible, to provide sufficient bonding given the current disruptions in the world financial markets. If we are unable to meet any such increased requirements or negotiate an acceptable solution with the Ghanaian government, our operations and exploration and development activities in Ghana may be materially adversely affected.

The Government of Ghana has the right to increase its interest in certain subsidiaries.

In accordance with the Minerals and Mining Act, 2006 (Act 703), the Government of Ghana has a 10% carried interest in the mineral operations of Ghanaian mining companies. The carried interest comes into existence at the time the government issues a mining license. As such, the Government of Ghana currently has a 10% carried interest in our subsidiaries that own the Bogoso/Prestea mine, the HBB properties, the Wassa mine and the Prestea Underground property.

Under Act 703, the Government has the right to acquire a special share or “golden share” in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree, and a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. A “golden share” carries no voting rights and does not participate in dividends, profits or assets.

While the Government of Ghana has not sought to exercise any of these rights at our properties, any such attempts to do so in the future could adversely affect our financial results.

We are subject to risks relating to exploration, development and operations in various countries.

Our assets and operations are affected by various political and economic uncertainties in the countries where we operate, including:

•	war, civil unrest, terrorism, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

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changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of or purchase supplies from, a particular jurisdiction.

Illegal mining has occurred on our properties, is difficult to control, can disrupt our business and can expose us to liability.

We continue to experience illegal mining activity on our mining and exploration properties. Most of this activity is on our Prestea South and Hwini-Butre properties. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.

In addition to the impact on our mineral reserve and non-reserve resources, the presence of illegal miners can lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death, for which we could potentially be held responsible. Illegal miners may work on other of our properties from time to time, and they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.

Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

We are required to annually test our internal control over financial reporting to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal control over financial reporting. Failure to maintain effective internal controls could have a material adverse effect on our business and share price.

Market Risks

The market price of our common shares has experienced volatility and could continue to do so in the future.

Our common shares are listed on the NYSE Amex, the Toronto Stock Exchange and the Ghana Stock Exchange. Companies with market capitalizations similar to ours have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;

•	the size of the public float in our common shares may limit the ability of some institutions to invest in our securities; and

•

a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the NYSE Amex and the Toronto Stock Exchange, further reducing market liquidity.

As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. The stock markets in general have recently suffered major declines. Securities class action litigation often has been brought against companies following periods of market price volatility that affects the market price of particular securities without regard to the performance of the company whose stock price is affected. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Investors could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

Golden Star is a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. It might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of Canadian or U.S. securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon our directors and officers. Execution by United States courts of any judgment obtained against us, or any of the directors or executive officers, in the United States courts would be limited to our assets or the assets of such persons in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

There are certain U.S. federal income tax risks associated with ownership of Golden Star common shares.

Holders of our common shares, warrants or options to purchase our common shares or convertible debentures (collectively, “Equity Securities) who are U.S. taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. Although we believe that we were not a PFIC for 2008, and do not expect to become a PFIC in 2009 and in the foreseeable future, the tests for determining PFIC status depend upon a number of factors, some of which are beyond our control, and can be subject to uncertainties, and we cannot assure you that we will not be a PFIC. We undertake no obligation to advise holders of our Equity Securities as to our PFIC status for any year.

If we are a PFIC for any year, any person who holds our Equity Securities who is a U.S. person for U.S. income tax purposes (a “U.S. Holder”) and whose holding period for those Equity Securities includes any portion of a year in which we are a PFIC generally would be subject to a special adverse tax regime in respect of “excess distributions.” Excess distributions include certain distributions received with respect to PFIC shares in a taxable year. Gain recognized by a U.S. Holder on a sale or other transfer of our Equity Securities (including certain transfers that would otherwise be tax free) also would be treated as an excess distributions. Such excess distributions and gains would be allocated ratably to the U.S. Holder’s holding period. For these purposes, the holding period of shares acquired either through an exercise of warrants or options or the conversion of convertible debentures includes the holder’s holding period in the warrant, option or convertible debt.

The portion of any excess distribution (including gains treated as excess distributions) allocated to the current year would be includible as ordinary income in the current year. The portion of any excess distribution allocated to a prior years would be taxed at the highest marginal rate applicable to ordinary income for each such year (regardless of the taxpayer’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. income tax deferral.

Elections may be available to mitigate the adverse tax rules that apply to PFICs (the so-called “QEF” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. The QEF and mark-to-market elections are not available to U.S. Holders with respect to warrants or options to acquire our common shares or convertible debentures. We have not decided whether we would provide to U.S. holders of our common shares the annual information that would be necessary to make the QEF election.

Additional special adverse rules also apply to investors who are U.S. Holders who own our common shares if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Special adverse rules that impact certain estate planning goals could apply to our Equity Securities if we are a PFIC.

The conversion feature of our Convertible Senior Unsecured Debentures could limit increases in the trading price of our common shares.

The conversion price of our 4% Convertible Senior Unsecured Debentures due November 2012 is $5.00 and represented a 31% premium over the closing price of the common shares on the NYSE Alternext US on October 23, 2007, the day prior to commencement of the debenture offering. In the event our share price is greater than this conversion price, this conversion feature may limit the increase in the price of our common shares, since any increase in the stock price above the conversion price will make it more likely that debentures will be converted, thereby exerting a downward pressure on the market price of the common shares.

The existence of outstanding rights to purchase or acquire common shares could impair our ability to raise capital.

As of March 6, 2009, approximately 7.54 million common shares are issuable on exercise of options to purchase common shares at prices ranging from Cdn$1.02 to Cdn$9.07. In addition, 25.0 million common shares are currently issuable upon conversion of our 4% Convertible Senior Unsecured Debentures due in November 2012 (additional shares may be issuable in certain circumstances). During the life of the options, debentures and other rights, the holders are given an opportunity to profit from a rise in the market price of common shares, with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of our common shares. The holders of the options, debentures and other rights can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

Current global financial conditions may impact our ability to obtain financing and may negatively affect our asset values and results of operations.

Current global financial conditions have been characterized by increased volatility and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing has been negatively impacted by both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may impact our ability to obtain equity or debt financing in the future on favorable terms. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, our operations could be adversely impacted and the trading price of the common shares may be adversely affected.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our mining properties in Ghana, acquisition, exploration and development of additional properties or interests and working capital and other general corporate purposes such as repayment of debt, if applicable.

PLAN OF DISTRIBUTION

We may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering, or we may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in rule 415 promulgated under the Securities Act, which includes sales made directly on an existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may be sold directly by our company or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

Each class or series of securities other than the common shares will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value. As of March 6, 2009, there were 236,005,311 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our Board of Directors on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, matters will be determined by a majority of votes cast.

Election of Directors

All of the directors resign before each annual meeting of shareholders and are eligible for reelection. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Golden Star, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Golden Star common shares are not redeemable or convertible.

Rights Agreement

Rights to purchase our common shares have been issued to holders of common shares under a rights agreement between Golden Star and CIBC Mellon Trust Company. One right is attached to each common share. Prior to the occurrence of certain triggering events, each right will entitle the holder, within certain limitations, to purchase one common share at an exercise price equal to three times the market price of the common share, as determined under the terms of the agreement. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of Golden Star’s Board of Directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire that number of common shares having an aggregate market price on the date of the event equal to twice the exercise price of the rights for an amount in cash equal to the exercise price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire Golden Star. The rights, which expire at the close of business on the date of our 2010 annual shareholders’ meeting (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn.$0.00001 per right at any time until a person or group has acquired 20% of our common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement and our bylaws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, The Oceanic Plaza, 1066 West Hastings Street, Suite 1600, Vancouver, BC V6E 3X1, Canada, is the transfer agent and registrar for our common shares.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue an unlimited number of preferred shares, without par value. As of the date of this prospectus, there were no preferred shares outstanding. Preferred shares are issuable in such classes or series as are determined by the board of directors, who have the authority to determine the relative rights and preferences of each such class or series. The board of directors has not designated any class or series of preferred shares.

The issuance of preferred shares could adversely affect the voting power of holders of our common shares, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Star, which could depress the market price of our common shares. Unless otherwise indicated in the prospectus supplement, all preferred shares to be issued from time to time under this prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the preferred shares offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of preferred shares offered and the offering price of the preferred shares;

•	the title and stated value of the preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred shares;

•	the date from which dividends on the preferred shares will accumulate, if applicable;

•	the liquidation rights of the preferred shares;

•	the procedures for auction and remarketing, if any, of the preferred shares;

•	the sinking fund provisions, if applicable, for the preferred shares;

•	the redemption provisions, if applicable, for the preferred shares;

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whether the preferred shares will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred shares will have voting rights and the terms of any voting rights, if any;

•	whether the preferred shares will be listed on any securities exchange;

•	whether the preferred shares will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred shares.

The applicable prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the purchase and ownership of the preferred shares offered by the prospectus supplement.

The transfer agent for each series of preferred shares will be described in the prospectus supplement.

DESCRIPTION OF WARRANTS

As of the date of this prospectus, we have no warrants outstanding.

We may issue warrants for the purchase of debt securities, preferred shares, common shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the prices of the warrants may be payable;

•	the securities for which the warrants are exercisable;

•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;

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the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such warrants;

•	if applicable, the identity of the warrant agent; and

•	any other terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

This prospectus describes certain general terms and provisions of the convertible debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below; however, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. As of the date of this prospectus, we have no outstanding registered debt securities.

The debt securities will be issued under an indenture between us and a duly qualified financial institution as trustee. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

The following summaries of material provisions of the convertible debt securities, and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

The indenture does not limit the amount of debt securities that we may issue under the indenture. The debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount, prices and terms of the debt securities. These terms may include:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal, premium and interest payments may be made on the debt securities;

•	the currency or currencies in which the debt securities are issued and payable;

•	the conversion or exchange provisions applicable to the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	any provisions relating to any security provided for the debt securities;

•	any additions or changes to, or deletions from, the events of default, covenants or acceleration provisions applicable to the debt securities;

•	the trustee for the series of debt securities and any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other specific terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (“DTC”) or Cede & Co. (DTC’s partnership nominee), as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Book-Entry Debt Securities” below, debt securities will not be issuable in certificated form.

Book-Entry Debt Securities

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Golden Star, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Debt Securities

Transfer or Exchange of Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. Unless otherwise provided in the applicable prospectus supplement, the following covenant will apply to all debt securities.

Consolidation, Merger and Sale of Assets

We may not, unless the terms of debt securities provide otherwise, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

we are the surviving corporation, or the surviving entity (if other than Golden Star) or the acquiror of our properties and assets is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations under the debt securities and the indenture;

•

immediately prior to and after giving effect to the transaction, no default or event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, the indenture defines an event of default with respect to any series of debt securities, as one or more of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of any debt security of that series when due and payable;

•

an event of default occurs and is continuing, or the failure by us to comply with any of the agreements contained in the debt securities of that series or the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or from the holders of not less than 50% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 50% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such lesser amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities if the request conflicts with law or the indenture, is unduly prejudicial to the rights of another holder of debt securities of that series, or may involve the trustee in personal liability.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security’s right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment shall not be impaired or affected without the consent of the holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

Golden Star and the trustee as to any series of debt securities may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. The holders of at least a majority in principal amount of outstanding debt securities of the series affected may also waive compliance in a particular instance with any provision of the indenture. Nevertheless, in no event may a modification, amendment or waiver, without the consent of the holders of each series of affected debt security then outstanding:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the amount of, or postpone the date fixed for, the payment of a sinking fund or analogous provision;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;

•	reduce the principal amount of original issue discount securities payable upon acceleration of maturity;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

Subject to the limitations discussed above, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Covenant Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

For purposes of this discussion, “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Federal Income Tax Consequences and Other Special Considerations

We will provide you with information on the federal income tax and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows for the period indicated:

FISCAL YEAR ENDED DECEMBER 31
2004	2005	2006	2007	2008
9x	— (1)	11x	— (1)	— (1)

(1) For the fiscal years ended December 31, 2005, 2007 and 2008, earnings were insufficient to cover fixed charges.

We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from operations before income tax, minority interest adjustments and changes in accounting principles and fixed charges, and “fixed charges” consists of the interest portion of rental expense and interest incurred. Please refer to Exhibit 12 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges.

LIMITATION OF LIABILITY AND INDEMNIFICATION

We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the Canada Business Corporations Act, or CBCA, and our by-laws. Our by-laws provide that we will indemnify any such person in such circumstances as the CBCA or law permits or requires.

Our ability to indemnify our directors and officers is governed by section 124 of the CBCA. Under this provision, we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer or in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with us or such other entity. However, we may not indemnify an individual unless the individual:

a. acted honestly and in good faith with a view to the best interests of our or such other entity for which the individual acted as director or officer or in a similar capacity at our request, as the case may be; and

b. in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We may advance funds to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the amount advanced if the individual does not fulfill the conditions of sections (a) and (b) above.

With the approval of a court, we may indemnify an individual, or advance funds, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in our favor to which the individual is made a party because of the individual’s association with us or such other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clauses (a) and (b) above.

In addition to the right to indemnification set forth in the agreements with our directors and our by-laws, the CBCA provides that an individual is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or such other entity, if the individual seeking indemnity:

a. was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b. fulfills the conditions set out in clauses (a) and (b) above.

We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Fasken Martineau DuMoulin LLP of Toronto, Ontario, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AUDITORS’ CONSENT

We have read the short form prospectus of Golden Star Resources Ltd. (“Golden Star”) dated December 10, 2009 relating to the sale and issue of 20,000,000 common shares of Golden Star. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above mentioned short form prospectus of our report to the shareholders of Golden Star on the consolidated balance sheets of Golden Star as at December 31, 2008 and December 31, 2007 and the consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. Our report is dated February 25, 2009.

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, British Columbia

December 10, 2009

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CERTIFICATE OF THE COMPANY

DATED: December 10, 2009

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

(Signed) Thomas G. Mair	(Signed) John A. Labate
President and Chief Executive Officer	Chief Financial Officer

On Behalf of the Board of Directors

(Signed) David K. Fagin	(Signed) Ian MacGregor
Director	Director

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CERTIFICATE OF THE UNDERWRITERS

DATED: December 10, 2009

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador.

BMO NESBITT BURNS INC.

By: (Signed) Peter Collibee

WELLINGTON WEST CAPITAL MARKETS INC.

By: (Signed) William Washington

MACQUARIE CAPITAL MARKETS CANADA LTD.

By: (Signed) Kenneth Gillis

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